Exhibit 107.1
Calculation of Filing Fee Table

Form S-8
(Form Type)

Bio-Rad Laboratories, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Registrant’s 2017 Incentive Award Plan, as amended	457(c) and 457(h)	700,000(2)	$274.02(3)	$191,814,000.00	$147.60 per $1,000,000	$28,311.75
Total Offering Amounts							$28,311.75
Total Fee Offsets(4)							N/A
Net Fee Due							$28,311.75

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement (“Registration Statement”) shall also cover any additional shares of the Registrant’s Class A Common Stock (“Class A Common Stock”) that become issuable under the Registrant’s 2017 Incentive Award Plan (as amended from time to time, the “2017 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock.
(2)	Represents additional shares of Class A Common Stock available for issuance or that may become available for issuance under the 2017 Plan in accordance with the terms of the 2017 Plan resulting from forfeitures of awards.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price for shares reserved for future issuance under the 2017 Plan are based on the average of the high and the low prices of Class A Common Stock as reported on the New York Stock Exchange on May 1, 2024.
(4)	The Registrant does not have any fee offsets.